Exhibit 99.1

AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE
Contact: Paul R. Geist EVP & Chief Financial Officer 816-584-5228 pgeist@aipc.com

For Immediate Release

AMERICAN ITALIAN PASTA COMPANY REPORTS FISCAL YEAR 2009 RESULTS

TOTAL REVENUE OF $628 MILLION – UP 10%; TOTAL VOLUME INCREASED
6%; OPERATING INCOME OF $113 MILLION – UP 163%

KANSAS CITY, MO., November 24, 2009 -- American Italian Pasta Company (NASDAQ:AIPC), the largest producer of dry pasta in North America, today announced 2009 net income of $88.3 million or $4.10 per diluted share compared with 2008 net income of $19.1 million or $0.99 per diluted share.  The company reported fourth quarter 2009 net income of $15.8 million or $0.73 per diluted share compared with fourth quarter 2008 net income of $7.3 million or $0.36 per diluted share.

The fourth quarters of fiscal year 2009 and fiscal year 2008 contained 13 weeks of operations.  Fiscal year 2009 contained 53 weeks of operations compared to 52 weeks of operations for fiscal year 2008.  The Company reports on a 52/53-week basis with the extra week occurring approximately every six years.  Fiscal year 2009 was a 53-week year that ended on October 2, 2009.  Fiscal year 2008 was a 52-week year that ended on September 26, 2008.  Therefore, all year-over-year comparisons reflect a 53-week period for fiscal 2009 and a 52-week period for fiscal 2008.

“We’re very proud both of our financial results for the year and the continued dedication and hard work of our employees that created these strong financial results,” said Jack Kelly, President and CEO.  “Our ability to grow our market share while simultaneously making significant improvements in our key indicators of financial strength, such as gross profit margin, net income, operating cash flow, net debt, and EBITDA, is a reflection that our strategic decision to pursue long term profitable growth by focusing on customer brands and on our strongest proprietary brands was the right decision.”

FISCAL 2009 FINANCIAL RESULTS

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Total Revenues for the 53-week year increased $59.0 million, or 10%, to $628.2 million, led by a 17% increase in revenue growth in the retail market, offset by an 8% decrease in the institutional market.  Overall volume increased approximately 6%.  Revenues for the fourth quarter decreased $13.0 million, or 8%, to $149.1 million, including a 3.2% decrease in the retail market and a 22.9% decrease in the institutional market.

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Retail Revenues: Retail revenues increased $70.1 million, or 17%, to $495.6 million for 53-week fiscal year 2009, from $425.5 million for 52-week fiscal year 2008.  The revenue increase is primarily the result of a $38.2 million, or 9%, increase related to

American Italian Pasta Co.,
November 24, 2009

higher average selling prices, and a $35.7 million, or 8%, increase in volume, partially offset by a $3.8 million decrease in payments received from the U.S. Government under the Continued Dumping and Subsidy Offset Act of 2000.  Retail revenues decreased $3.9 million, or 3%, to $118.7 million for the fourth quarter of 2009, from $122.7 million for the fourth quarter of 2008.  The revenue decrease is primarily the result of lower average selling prices of 7.7%, partly offset by volume increases of 4.5%.

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Institutional Revenues: Institutional revenues decreased $11.1 million, or 8%, to $132.6 million for 53-week fiscal year 2009, from $143.7 million for 52-week fiscal year 2008.  The revenue decrease is primarily the result of a $10.1 million, or 7%, decrease due to lower average selling prices and a $1.0 million, or 1%, decrease due to lower volume.  Institutional revenues decreased $9.0 million, or 23%, to $30.4 million for the fourth quarter of 2009, from $39.4 million for the fourth quarter of 2008.  The revenue decrease is primarily the result of a $6.5 million, or 17%, decrease in average selling prices, and a $2.5 million, or 6%, decrease due to lower volume.  The volume decrease is primarily due to bid eligibility changes requiring small business participation in certain government contracts, challenges to our customers in the food service industry, and the impact of lower per-unit revenues on certain pass-through manufacturing agreements.

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Cost of Goods Sold: Cost of goods sold increased $4.6 million, or 1%, to $451.5 million for 53-week fiscal year 2009, from $446.9 million for 52-week fiscal year 2008.  As a percentage of revenues, cost of goods decreased to 71.9% for fiscal year 2009, from 78.5% for fiscal year 2008.  For the fourth quarter, cost of goods sold decreased $13.2 million, or 11%, to $108.1 million, from $121.3 million for the prior year fourth quarter.  As a percentage of revenues, cost of goods decreased to 72.5% for the fourth quarter, from 74.9% for prior year fourth quarter.  Our raw materials, transportation, and other input costs continue to fluctuate, with lower durum costs offset by increases in other input costs.

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Gross profit: Gross profit increased $54.4 million, or 45%, to $176.7 million for 53-week fiscal year 2009, from $122.3 million for 52-week fiscal year 2008.  Gross profit, as a percentage of revenues, increased to 28.1% during fiscal 2009, compared to 21.5% during fiscal 2008. Gross profit increased $0.3 million, or 0.7%, to $41.0 million for the fourth quarter of 2009, from $40.7 million for the fourth quarter of 2008.  Gross profit, as a percentage of revenues, increased to 27.5% during the fourth quarter, compared to 25.1% during the fourth quarter of 2008.

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Other Operating Expenses:  Other operating expenses, comprised of selling and marketing, general and administrative, impairment charges to brands, and loss related to long-lived assets, decreased approximately $16.0 million, or 20%, to $63.2 million for the 53-week fiscal year 2009, from $79.2 million for the 52-week fiscal year 2008.  This decrease was primarily due to a decrease in professional fees related to the restatement of historical financial statements and pending legal matters.  Other operating expenses decreased $12.3 million, or 41%, to $17.5 million for the fourth quarter of 2009, from $29.8 million for the fourth quarter of 2008.  This decrease was primarily related to professional fees incurred during 2008 to prepare multiple years of 10-K filings combined with the 2008 impairment loss related to certain brands we planned to extract from underperforming markets.

American Italian Pasta Co.,
November 24, 2009

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Operating profit: Operating profit for 53-week fiscal year 2009 was $113.4 million, an increase of $70.3 million, as compared to $43.1 million reported for 52-week fiscal year 2008.  Operating profit increased as a percentage of revenues to 18.1% for fiscal year 2009, from 7.6% for fiscal year 2008.  Operating profit for the fourth quarter of 2009 was $23.5 million, an increase of $12.5 million, as compared to $11.0 million for the fourth quarter of 2008.  Operating profit increased as a percentage of revenues to 15.8% for the fourth quarter of 2009, from 6.8% for the fourth quarter of 2008.

ABOUT AIPC

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer of dry pasta in North America.  The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy.  The Company has approximately 675 employees located in the United States and Italy.

When used in this release, the words "anticipate," “projected,” "believe," "estimate," and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements.  The statements by the Company regarding the pasta market, and financial performance are forward-looking. There are numerous risks and uncertainties that could cause actual future results to differ materially from those anticipated by such forward-looking statements. The risks and uncertainties could be caused by a number of factors, including, but not limited to: (1) our dependence on a limited number of customers for a substantial portion of our revenue; (2) our ability to obtain necessary raw materials and minimize fluctuations in raw material prices; (3) the potential adverse impact on revenue and margins of the highly competitive environment in which we operate; (4) our reliance exclusively on a single product category; (5) our ability to cost-effectively transport our products; (6) consumption trends for our product; (7) the status of production capacity in the U.S. and the level of imports from foreign producers; (8) our ability to sustain quality and service requirements for our customers; and (9) our ability to attract and retain key personnel.  For a discussion of factors that could cause actual results to materially differ from those anticipated, see the risk factors set forth in item 1A of the Company’s Form 10-K for the fiscal year ended October 2, 2009.  The Company will not update any forward-looking statements in this press release to reflect future events.

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American Italian Pasta Co.,
November 24, 2009

AMERICAN ITALIAN PASTA COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	October 2, 2009	September 26, 2008
ASSETS
Current assets:
Cash and cash equivalents	$30,959	$38,623
Trade and other receivables, net	45,828	49,197
Inventories	50,996	66,026
Other current assets	6,372	8,189
Deferred income taxes	22,202	2,126
Total current assets	156,357	164,161
Property, plant and equipment, net	291,212	303,503
Brands	79,074	79,769
Other assets	3,420	5,591
Total assets	$530,063	$553,024
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,852	$29,541
Accrued expenses	24,147	37,357
Short term debt and current maturities of long term debt	5,900	24,913
Total current liabilities	59,899	91,811
Long term debt, less current maturities	104,100	217,000
Deferred income taxes	52,972	34,054
Other long term liabilities	5,676	4,188
Total liabilities	222,647	347,053
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares – 10,000,000; Issued and outstanding shares – none	-	-
Class A common stock, $.001 par value:
Authorized shares – 75,000,000; Issued and outstanding shares – 23,198,013 and 20,981,913, respectively, at October 2, 2009; 22,454,145 and 20,259,060, respectively, at September 26, 2008	23	22
Class B common stock, par value $.001
Authorized shares – 25,000,000; Issued and outstanding – none	-	-
Additional paid-in capital	274,142	261,772
Treasury stock 2,216,100 shares at October 2, 2009 and 2,195,085 shares at
September 26, 2008, at cost	(52,519)	(52,076)
Accumulated other comprehensive income	17,957	16,728
Retained earnings (accumulated deficit)	67,813	(20,475)
Total stockholders’ equity	307,416	205,971
Total liabilities and stockholders’ equity	$530,063	$553,024

American Italian Pasta Co.,
November 24, 2009

AMERICAN ITALIAN PASTA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)

	Year Ended
	October 2, 2009	September 26, 2008	September 28, 2007
	(53 weeks)	(52 weeks)	(52 weeks)

Revenues	$628,162	$569,196	$398,122
Cost of goods sold	451,513	446,891	308,819
Gross profit	176,649	122,305	89,303

Selling and marketing expense	27,989	27,727	21,503
General and administrative expense	34,363	46,663	33,548
Impairment charges to brands	-	3,654	-
(Gain) loss related to long-lived assets	885	1,139	(109)
Operating profit	113,412	43,122	34,361
Interest expense, net	16,499	26,240	29,421
Other (income) expense, net	(8)	92	(245)

Income before income taxes	96,921	16,790	5,185
Income tax expense (benefit)	8,633	(2,321)	(163)
Net income	$88,288	$19,111	$5,348

Net income per common share (basic)	$4.27	$1.00	$0.29

Weighted-average common shares outstanding	20,692	19,118	18,673

Net income per common share (assuming dilution)	$4.10	$0.99	$0.28

Weighted-average common shares outstanding
(including dilutive securities)	21,555	19,384	18,951